BAKER & DANIELS
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204-1782
(317) 237-0300
FAX (317) 237-1000
www.bakerdaniels.com

                                                                                                                     EXHIBIT 5

November 12, 1999

American General Finance Corporation
601 N.W. Second Street
Evansville, Indiana 47708

        Re:      6-3/4% Senior Notes due November 15, 2004

Ladies and Gentlemen:

        We have acted as counsel to American General Finance Corporation, an Indiana corporation (the "Company"), in connection with the issuance and sale by the Company of $200,000,000 aggregate principal amount of the Company's 6-3/4% Senior Notes due November 15, 2004 (the "Notes"), including the preparation of:

        (a)      The Company's Registration Statement on Form S-3 (Registration No. 333-28925), as amended by Amendment No. 1 on July 1, 1997 (the "Registration Statement"), including the Prospectus, dated July 2, 1997, constituting a part thereof (the "Prospectus").

        (b)      The Pricing Agreement, dated November  9, 1999, including the Underwriting Agreement incorporated therein, between the Company and the Underwriter of the Notes (together, the "Pricing Agreement").

        (c)      The Indenture, dated as of May 1, 1997, between the Company and The First National Bank of Chicago, as Trustee, pursuant to which the Notes are to be issued (the "Indenture").

        For purposes of this opinion, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we have deemed advisable; and we have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to facts material to this opinion, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

        The laws covered by the opinions expressed herein are limited to the laws of the State of Indiana.

        On the basis of and subject to the foregoing, we are of the opinion that:

        1.      The Company is existing as a corporation under the laws of the State of Indiana.

        2.      The issuance of the Notes has been duly authorized by all necessary corporate action of the Company and, when the Notes have been duly executed, authenticated, sold and delivered in accordance with the terms of the Indenture and as described in the Registration Statement and in the Pricing Agreement, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions" in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                                                                                    Yours very truly,

                                                                                     /s/ BAKER & DANIELS